Company Contact:

Fortress International Group, Inc.

Maura McNerney, Chief Financial Officer

Phone: (410) 423-7300

Fortress International Group Secures $6 Million
Credit Facility with Bridge Bank

COLUMBIA, MD, May 21, 2013 -- Fortress International Group, Inc. (Other OTC: FIGI) announced today that it had secured a new credit facility through Bridge Bank (NASDAQ:BBNK) to support the company's growth strategy and provide financial flexibility. The facility provides a line of credit up to $6 million over the next two years.

"As Fortress continues to execute our strategic business plan, this line of credit provides an additional source of liquidity for our investments and working capital requirements," said Anthony Angelini, Chief Executive Officer of Fortress. "We appreciate the confidence that Bridge Bank demonstrated in our service portfolio and believe that this credit facility will serve as a solid foundation to assist our expected future growth."

"We are thrilled to have the opportunity to support Fortress International Group with this flexible credit solution as they continue to execute their business model,” said Paul Gibson, senior vice president and market manager for Bridge Bank’s East Coast Technology Banking Division. “We feel confident that their management team is pursuing a realistic and compelling growth strategy, and we are excited to be a part of their future success.”

Fortress also announced that it has restructured the promissory note held by its President and Chief Operating Officer, Gerard Gallagher, reducing the outstanding principal amount by approximately $307,000 (or approximately 14%) to $1,900,000. The restructured promissory note provides for an immediate payment of $900,000, eight quarterly principal payments of $25,000 beginning July 1, 2013, a principal payment of $100,000 on January 3, 2014, and the remaining outstanding balance due on July 1, 2015.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.thefigi.com or call 888-321-4877.

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About Bridge Bank

Bridge Bank is a full-service professional business bank dedicated to meeting the financial needs of small, middle market, and emerging technology businesses located throughout the U.S. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Bridge Bank's Technology Banking Division serves venture-backed and non venture-backed companies from inception to IPO. Bridge Bank's product offering includes growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables. For details, visit www.bridgebank.com.

Conference Call Details

Fortress will conduct a conference call on Wednesday, May 22, 2013 at 9:00 a.m. EDT to discuss 2013 first quarter financial results, the acquisition of the data center integration services business announced yesterday, and this financing. Investors may listen to the conference call via telephone at: 877-941-2068 (U.S./Canada) or 480-629-9712 (international) or via live audio web cast on the investor relations section of the Company's website at www.thefigi.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Wednesday, May 29, 2013. The audio replay can be accessed by dialing 800-406-7325 (U.S./Canada) or 303-590-3030 (international) and entering conference call ID 4621459, or via an archived webcast available on the investor relations section of the Company's website at www.thefigi.com approximately two hours after the conclusion of the call, and will remain available for 90 calendar days.

Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company’s senior management; risks relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

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